Deferred Compensation Program Amendments

Section 409A of the Internal Revenue Code imposes new requirements for certain nonqualified deferred compensation arrangements. The IRS has published transition relief and proposed regulations under Section 409A. The regulations are not expected to be finalized until some time in 2006. In this interim period before regulations are finalized, companies are required to comply in good faith with Section 409A. Formal plan amendments to comply with Section 409A are not required to be adopted until December 31, 2006 (after the regulations have been finalized). However, certain plan amendments, as summarized below, were adopted in order to comply with the IRS transition relief under Section 409A.

Edison International Executive Severance Plan. Provides that any cash severance payments will be made within the required timeframe to avoid application of Section 409A (generally, payments must be completed within two and a half months following the year in which the severance occurs).

Section 409A Transition Relief for SCE Executive Retirement Plan. Allows participants to change certain payment elections under the plan, as permitted by the IRS transition relief under Section 409A.

Section 409A Transition Relief for EIX Executive Deferred Compensation Plan. Allows participants to cancel certain deferral elections and change certain payment elections under the plan, as permitted by the IRS transition relief under Section 409A. Terminates the Excess 401(k) deferral feature of the plan effective as of January 1, 2006. Increases the matching contribution rate in the plan from 50% of base salary deferrals up to 6% of compensation not eligible for matching in the qualified 401(k) plan to 100% of base salary deferrals up to 6% of compensation not eligible for matching in the qualified 401(k) plan.

Section 409A Transition Relief for EIX Director Deferred Compensation Plan. Permits participants to cancel certain deferral elections and change certain payment elections under the plan, as permitted by the IRS transition relief under Section 409A.

Section 409A Transition Relief for Stock Option Dividend Equivalents. Employees eligible to participate in the Executive Deferred Compensation Plan have been given a deferral opportunity under that plan with respect to dividend equivalents. Dividend equivalent payments held in suspense pending greater clarity as to certain Section 409A implications of the awards will, to the extent not deferred, be made in a lump sum payment (with interest for the period the payments were held in suspense). Dividend equivalents that are credited or vest after December 2005 will be paid each January (absent a deferral election).